Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-159607) on Post-effective Amendment No. 1 to Form F-1 on Form F-3 and in the related prospectus of our report dated  March 22, 2010 on the consolidated financial statements of AutoChina International Limited and Subsidiaries for the years ended December 31, 2009 and 2008, which report appears in the Annual Report on Form 20-F of AutoChina International Limited for the  year ended December 31, 2009, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
November 23, 2010